Exhibit 4.2

Fortis Inc.

First Amendment
to the Second Amended and Restated Dividend Reinvestment and Share Purchase Plan

1.                                      INTRODUCTION

This document (the “First Amendment”) amends the second amended and restated dividend reinvestment and share purchase plan of Fortis Inc. (the “Company”) made effective as of May 3, 2017 (the “Plan”). The Plan and the First Amendment shall hereafter be read, taken and construed as a single instrument. All references in this First Amendment to Sections, unless otherwise expressly provided herein, are references to Sections of the Plan. The term “Plan” when used in the Plan means the Plan as amended, supplemented or modified from time to time, including as amended by this First Amendment.

2.                                      DEFINITIONS

For the purposes of this First Amendment, unless the context otherwise requires, (i) capitalized terms used in this First Amendment and not otherwise defined below shall have the respective meanings ascribed to such terms in the Plan, and (ii) the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have the corresponding meaning:

“Company” has the meaning given to that term in Section 1 of this First Amendment.

“First Amendment” has the meaning given to that term in Section 1 of this First Amendment.

“Plan” has the meaning given to that term in Section 1 of this First Amendment.

3.                                      AMENDMENT TO PLAN

Section 6 of the Plan is deleted in its entirety and replaced with the following:

“The Board of Directors of the Company may from time to time approve a discount (the “Discount”) of up to 5% on the Average Market Price of Common Shares issued pursuant to a Treasury Purchase under Section 5.5(b). The Board of Directors may alter or eliminate the Discount at any time in its sole discretion. If the Discount is altered or eliminated by the Board of Directors of the Company, the Company shall publish a press release notifying Participants of such change. The Discount, if any, will not apply to purchases made pursuant to Optional Cash Payments.”

4.                                      GOVERNING LAW

This First Amendment will be governed and construed in accordance with the laws of the Province of Newfoundland & Labrador and the federal laws of Canada applicable therein.

5.                                      EFFECTIVE DATE

This First Amendment is effective as of February 14, 2020.